Exhibit (a)(12)

May 2, 2011

Dear McCormick & Schmick’s Team,

As we have committed, we want to continue to keep you up to speed on any updates related to the decisions made by our Board in conjunction with the unsolicited tender offer by Landry’s. This letter refers to two announcements the company made today, both of which are attached.

We would like to briefly tell you about these two messages, but first we want to emphasize a broader point. For the past 39 years, our company has prospered by assuring each guest of a best-in-class dining experience, an assurance which you execute every day. We’ve been through a number of changes at the corporate level, from private company to public company, back to privately held and now back to being a public company again. Through each of these transitions, our employees have remained steadfast in their commitment to our guests, and we remain committed to supporting you in every way.

Every quarter, the company issues an earnings release, with detailed information about our performance over the prior three months, and our plans for the year. For instance, this quarter the company provided an update on our strategic revitalization plan, which as you know includes hospitality initiatives, service programs, guest satisfaction efforts and some restaurant remodels. We expect these programs will give each of you additional tools and training to assist you in enhancing even further the total experience for our guests.

In addition, we also announced that our Board of Directors has determined to engage in a sale process for our company as well as a broad evaluation of other strategic alternatives, whatever they may be, to enhance stockholder value. This is our obligation to our stockholders, and we take this commitment very seriously. It is important to understand that the Board has just begun this process, and while it is underway we will continue to pursue our normal course of business – which means continuing to execute our revitalization plan as well as maintaining our steadfast commitment to the exceptional dining experience you provide, and we have been known for, over the past four decades. While we can’t predict the outcome of the strategic process, we are certain of one thing: we remain committed to do everything in our power to provide you with the necessary tools, training and support so you can best deliver an outstanding experience to our guests.

As a reminder, should you get any questions from the media or any other external parties regarding the tender offer by Landry’s or the process initiated by our Board of Directors, we ask that you not discuss these matters. Instead, please direct them to Tori Harms at the Portland office at 503-226-3440 or tharms@msmg.com.

Again, we want to thank you for everything that you do for McCormick & Schmick’s – we are fortunate to be a part of such an amazing team. We will continue to keep you informed of developments as they occur. As always, our guests are the priority, so keep doing what you do to make them happy.

Sincerely,

Bill Freeman, Bill McCormick and Doug Schmick

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Tilman J. Fertitta, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the registrant (when available) through the SEC’s Electronic Data Gathering and Retrieval database at http://www.sec.gov., or at the registrant’s website, http://www.mccormickandschmicks.com by clicking on the “Investor Relations” tab.

Forward Looking Statements

Certain statements contained in this release constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of future performance or assurances of an expected course of action, and therefore, readers should not put undue reliance upon them. Some of the statements that are forward-looking include statements of belief or intent predicated on the Company’s expectations for future revenues and strategic opportunities. There are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this letter, factors that can cause such changes include our ability to respond timely and in accordance with the laws applicable to the Company and its Board of Directors. The Company’s business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2010. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.